EXHIBIT 10.3

PERRIGO COMPANY PLC
RESTRICTED STOCK UNIT AWARD AGREEMENT
(PERFORMANCE-BASED)
(Under the Perrigo Company plc 2013 Long-Term Incentive Plan)
TO:        «First_Name» «Last_Name»
RE:        Notice of Restricted Stock Unit Award (Performance-Based)
This is to notify you that Perrigo Company plc (the “Company”) has granted you an Award under the Perrigo Company plc 2013 Long-Term Incentive Plan (the “Plan”), effective as of ______________________ (the “Grant Date”). This Award consists of performance-based restricted stock units. The terms and conditions of this incentive are set forth in the remainder of this agreement (the “Agreement”). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.
SECTION 1
Restricted Stock Units - Performance-Based Vesting
1.1    Grant. As of the Grant Date, the Company grants to you «Target_Number_of_Performance_Based_Restr» restricted stock units (“PRSUs”), subject to the terms and conditions set forth in this Agreement. The number of PRSUs awarded in this Section 1.1 is referred to as the “Target Award.” The Target Award may be increased or decreased depending on the level of attainment of the Performance Goals described in Section 1.2. Each PRSU entitles you to one share of Common Stock on the PRSU Vesting Date set forth in Section 1.2, provided the applicable Performance Goals for the Performance Measure are satisfied.
1.2    Vesting. The number of PRSUs awarded in Section 1.1 vesting, if any, shall be determined as of the PRSU Vesting Date. That number will be determined based on the level of attainment of the Performance Goals for the Performance Period, in accordance with the schedule determined by the Committee at the time the Performance Goals for the Performance Measure are established by the Committee.
At the beginning of a Performance Period, the Committee shall establish one or more Performance Goals for the Performance Measure that must be attained for Threshold, Target and Maximum performance for that Performance Period. The Performance Goal(s) will be provided to you.
Following the end of the Performance Period, the Committee will determine the percentage of Target Award PRSUs that would be payable for the Performance Period based on the attainment of the Performance Goals established for that Performance Period. The percentage of the Target Award that would be payable under the schedule shall be adjusted, pro rata, to reflect the attained performance between Threshold and Target, and Target and Maximum.
Except as provided in Section 1.4, the PRSUs will be permanently forfeited if your Termination Date occurs prior to the PRSU Vesting Date.
1.3    Definitions. The following terms shall have the following meanings under this Section 1.
(a)    “Applicable Index” for the Performance Period means the applicable index or the comparison group of peer companies selected by the Committee.
(b)    “Performance Goal” means the level of performance that must be attained with respect to the Performance Measure for the Performance Period for Minimum, Target and Maximum payout.
(c)    “Performance Measure” means relative total shareholder return (“rTSR”) which shall be based on (i) the 30-day trading price average of Common Stock at the end of the Performance Period (“Ending Average”) over the 30-day trading price average of Common Stock at the beginning of the Performance Period (“Beginning

Average”), and (ii) the extent to which the Ending Average of the Applicable Index exceeds the Beginning Average of the Applicable Index.
The Committee shall provide how the Performance Measure will be adjusted, if at all, as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction.
(d)    “Performance Period” means the three-consecutive fiscal year period of the Company beginning on January 1 of the year in which the Grant Date occurs and ending on December 31 of the third year in the three-year period.
(e)    “PRSU Vesting Date” means the last day of the Performance Period.
1.4    Special Vesting Rules. Notwithstanding Section 1.2 above, in the event of a Change in Control while you are employed by or otherwise providing service to the Company, all of the PRSUs awarded under Section 1.1 that have not previously been forfeited shall become fully vested as if Target performance had been obtained for the Performance Period effective as of the date of any such event. If your Termination Date occurs because of death, Disability, or Retirement, the PRSUs shall vest or be forfeited as of the PRSU Vesting Date set forth in Section 1.2, based on the attainment of the performance goals. If your Termination Date occurs because of an Involuntary Termination for Economic Reasons, the Committee, in its sole and absolute discretion, may permit all or part of the PRSUs awarded hereunder to remain outstanding and vest or be forfeited as of the date set forth in Section 1.2, depending on the attainment of Performance Goals. To the extent that the Committee does not exercise discretionary authority to allow PRSUs to remain outstanding on the date of your Involuntary Termination for Economic Reasons, such PRSUs shall be permanently forfeited.
1.5    Settlement of PRSUs. As soon as practicable following the date of the Committee’s first regularly scheduled meeting following the last day of the Performance Period at which the Committee certifies the attainment of the performance goals for the Performance Period, the Company shall transfer to you one share of Common Stock for each PRSU, if any, that becomes vested pursuant to Section 1.2 or 1.4 of this Agreement (the date of any such transfer shall be the “settlement date” for purposes of this Agreement); provided, however, the Company may settle PRSUs in cash, based on the fair market value of the shares on the settlement date, to the extent necessary to satisfy tax withholding pursuant to Section 2.6. No fractional shares shall be transferred. Any fractional share shall be rounded to the nearest whole share. The income attributable to the vesting of PRSUs and the amount of any required tax withholding will be determined based on the value of the shares on the settlement date. PRSUs are not eligible for dividend equivalents.
SECTION 2
General Terms and Conditions
2.1    Nontransferability. The Award under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.
2.2    No Rights as a Stockholder. You shall not have any rights as a stockholder with respect to any shares of Common Stock subject to the PRSU awarded under this Agreement prior to the date of issuance to you of a certificate or certificates for such shares.
2.3    Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.
2.4    Award Subject to Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be payable only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.
2.5    Adjustments in Event of Change in Common Stock. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Award under this Agreement will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.
2.6    Withholding. This Award is subject to the withholding of all applicable taxes. The Company may withhold, or permit you to remit to the Company, any Federal, state or local taxes applicable to the grant, vesting or other event giving rise to tax liability with respect to this Award. If you have not remitted the full amount of applicable withholding taxes to the Company by the date the Company is required to pay such withholding to the appropriate taxing authority (or such earlier date that the Company may specify to assist it in timely meeting its withholding obligations), the Company shall have the unilateral right to withhold Common Stock relating to this Award in the amount it determines is sufficient to satisfy the tax withholding required by law. State taxes will be withheld at the appropriate rate set by the state in which you are employed or were last employed by the Company. You may elect to surrender previously acquired Common Stock or to have the Company withhold Common Stock relating to this Award in an amount sufficient to satisfy all or a portion of the tax withholding required by law.
2.7    Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Common Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.
2.8    Short Term Deferral. PRSUs payable under this Agreement are intended to be exempt from Code Section 409A under the exemption for short-term deferrals. Accordingly, PRSUs will be settled no later than the 15th day of the third month following the later of (i) the end of the Employee’s taxable year in which the PRSU Vesting Date occurs, or (ii) the end of the fiscal year of the Company in which the PRSU Vesting Date occurs.
2.9    Data Privacy. By entering into this Agreement and accepting this Award, you (a) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understand that the Company may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Shares granted to you under the Plan or otherwise (“Data”), (c) understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, (d) waive any data privacy rights you may have with respect to the data, and (e) authorize the Company, its subsidiaries and its agents, to store and transmit such information in electronic form.
2.10    Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.
2.11    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.
2.12    Forfeiture of PRSUs. If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) if your incentive or equity-based compensation is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, or (b) the Committee determines you either knowingly engaged in or failed to prevent the misconduct, or your actions or inactions with respect to the misconduct and restatement constituted gross negligence, you shall (i) be required to reimburse the Company the amount of any payment relating to any RSUs earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) all outstanding PRSUs that have not yet been settled shall be immediately forfeited. In addition, Common Stock acquired under this Agreement, and any gains or profits on the sale of such Common Stock, shall be subject to any “clawback” or recoupment policy later adopted by the Company.
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We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award.

Very truly yours,

Print Name:

Title: